UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                       AUGUST 2, 2007
NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                        905-863-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition
On August 2, 2007, Nortel Networks Corporation (the “Company”) issued a press release concerning its financial results for the first quarter of 2007. Such press release is attached hereto as Exhibit 99.1 and furnished in accordance with Item 2.02 of Form 8-K.
The Company owns all of the registrant’s common shares and the registrant is the Company’s principal direct operating subsidiary.
Item 8.01     Other Events
As previously announced, in May 2007 the Ontario Securities Commission (the “OSC”) approved a Settlement Agreement reached by the Staff of the OSC, the Company and the registrant (together with the Company, “Nortel”), which settlement fully resolved all issues between Nortel and the OSC. The decision recognized the extensive efforts made by Nortel’s senior management and Board of Directors to be forthcoming and transparent in reporting significant accounting and internal control issues, and then solving them.
As previously reported, Nortel has been under investigation by the SEC since April 2004 in connection with previous restatements of its financial statements. As a result of discussions with the Enforcement Staff of the Securities and Exchange Commission for purposes of resolving the investigation, the Company concluded that a reserve should be provided. Accordingly, the Company recorded an accrual in the second quarter of 2007 in the amount of $35 million, which the Company believes represents its current best estimate for the liability associated with this matter. However, this matter is ongoing and the ultimate outcome is still uncertain.
Item 9.01     Financial Statements and Exhibits
(c)     Exhibits

99.1	Press release issued by the Company on August 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

By:	/s/ Anna Ventresca
Anna Ventresca
Assistant Secretary

Dated: August 2, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on August 2, 2007.